Exhibit 10.6
Form Performance Restricted Stock Unit Award (with additional provisions)
PRIDE INTERNATIONAL, INC.
2007 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
          This Performance-Based Restricted Stock Unit Agreement (“Agreement”) between PRIDE INTERNATIONAL, INC. (the “Company”) and                      (the “Grantee”), an employee of the Company or one of its Subsidiaries, regarding an award (“Award”) of                      Target Restricted Stock Units (as defined herein) representing Common Stock (as defined in the Pride International, Inc. 2007 Long-Term Incentive Plan (the “Plan”)) awarded to the Grantee on                      (the “Grant Date”), such number of Target Restricted Stock Units subject to adjustment as provided in Section 16 of the Plan, and further subject to the Grantee’s timely execution and return of the attached “Acceptance Form” and the following terms and conditions:
          1. Qualified Performance Award.
          This Award is intended to be structured as a Qualified Performance Award of performance-based compensation pursuant to the requirements of Section 162(m) of the Code, and this Award shall be administered accordingly.
          2. Relationship to Plan, Employment Agreement and Company Policy.
          This Award is subject to all of the terms, conditions and provisions of the Plan in effect on the date hereof and administrative interpretations thereunder, if any, adopted by the Committee. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan. Notwithstanding any provision of an Employment Agreement, the Grantee acknowledges that this Award is subject to forfeiture pursuant to Section 4 if the Grantee violates any restrictive covenants applicable to the Grantee pursuant to any agreement between the Grantee and the Company. The Grantee acknowledges receipt of a copy of the Recoupment Policy and acknowledges that this Agreement is subject to the terms and conditions of the Recoupment Policy including, without limitation, reduction or cancellation of the Award, reduction or cancellation of other awards of equity of the Company granted after the adoption date of the Recoupment Policy or return of the proceeds of the Award. For purposes of this Agreement:
          (a) “Acceleration Event” means one of the following events that occurs during the Grantee’s Employment and prior to the third anniversary of the Grant Date: (i) a Change in Control, (ii) the Grantee’s death, (iii) the Grantee’s Disability or (iv) a “Termination” (as defined in the Employment Agreement in effect on the Grant Date) of the Grantee pursuant to the Grantee’s Employment Agreement.
          (b) “Achievement Percentage” means the percentage identified in the chart in Section 3(b) that corresponds to the level of achievement of the applicable Performance Goals.

          (c) “Cause” shall have the meaning of such term as defined in the Grantee’s Employment Agreement, or, if there is no Employment Agreement, shall mean serious misconduct as determined by the Committee.
          (d) “Determination Date” means, based on the context, the applicable of the first, second or third anniversary of the Grant Date.
          (e) “Disability” has the meaning set forth in Section 1.409A-3(i)(4) of the Treasury Regulations and shall be determined by the Committee in its sole discretion.
          (f) “Earned Restricted Stock Units” means the number of Restricted Stock Units earned under this Award by application of the Achievement Percentage to the Target Restricted Stock Units as described in Section 3.
          (g) “Employment” means employment with the Company or any of its Subsidiaries.
          (h) “Employment Agreement” means any employment agreement between the Grantee and the Company.
          (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (j) “Initial Date” means January 1 of the calendar year in which the Grant Date occurs.
          (k) “Peer Average” means the average 1-year, 2-year, 3-year or other period, as applicable, TSR of the Peer Group.
          (l) “Peer Group” means Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Noble Corporation, Seadrill Limited and Transocean Ltd., to the extent such entities or their successors are in existence and publicly traded as of the end of the relevant measurement period.
          (m) “Performance Goal” means a performance goal identified with respect to a Determination Date, as set forth in Section 3(a), or an Acceleration Event, as set forth in Section 3(c).
          (n) “Recoupment Policy” means the Company’s Incentive and Equity Compensation Recoupment Policy as adopted by the Committee on August 13, 2009.
          (o) “Retirement” means the Grantee’s termination of Employment on or after (i) attainment of age 65, or, if applicable to the Grantee, any earlier age specified as the Grantee’s Normal Retirement Age under the Pride International, Inc. Supplemental Executive Retirement Plan and (ii) at least five years of continuous Employment as of the date of the Grantee’s termination.

          (p) “Section 409A Change in Control” means an event that (i) constitutes a “Change in Control” as defined in the Plan and (ii) constitutes a “change in the ownership”, “change in effective control” or “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 1.409A-3(i)(5) of the Treasury Regulations.
          (q) “Target Restricted Stock Units” means the initial number of Restricted Stock Units granted to Grantee pursuant to this Agreement, with such number subject to adjustment when calculating the Earned Restricted Stock Units as described in Section 3.
          (r) “Total Shareholder Return” or “TSR” means stock price growth for a defined measurement period, with any dividends during such period being reinvested. TSR is evaluated based on the ending value of a deemed $100 initial investment. For purposes of determining TSR, the stock price shall be calculated based on the average closing stock price for the twenty trading days immediately prior to the beginning and end of the relevant measurement period. For purposes of Section 3(a), “1-Year TSR” means TSR for the period beginning on the Initial Date and ending on the first anniversary of the Initial Date, “2-Year TSR” means TSR for the period beginning on the Initial Date and ending on the second anniversary of the Initial Date, and “3-Year TSR” means TSR for the period beginning on the Initial Date and ending on the third anniversary of the Initial Date.
          3. Vesting Conditions and Award Opportunity.
          (a) Available Units. As of each Determination Date, provided that the Grantee has been in continuous Employment since the Grant Date, the Grantee shall vest in the number of Earned Restricted Stock Units calculated in subparagraph (b) below based on the percentage of the Target Restricted Stock Units (the “Available Units”) in accordance with the following schedule:

	Percentage of Target Restricted	Corresponding
Determination Date	Stock Units Becoming Available	Performance Goal
First anniversary of Grant Date	33 1/3%	1—Year TSR
Second anniversary of Grant Date	33 1/3%	2—Year TSR
Third anniversary of Grant Date	33 1/3%	3—Year TSR
100%
          (b) Determination of Earned Restricted Stock Units. As soon as practicable after each Determination Date, the Committee shall evaluate the level of achievement of the Performance Goal corresponding to that Determination Date, and if at least a threshold level of the Performance Goal was achieved, the Committee shall certify the level of achievement of the Performance Goal in writing (the “Performance Certification”) no later than March 1 after the Determination Date. The Grantee shall vest in a number of Earned Restricted Stock Units equal to the product of the number of Available Units corresponding to the Determination Date for such Performance Certification multiplied by the Achievement Percentage for that Determination Date, as follows:

Level of Achievement	Company Relative TSR
per Performance Certification	Performance	Achievement Percentage
Maximum	130% or more of Peer Average*	150%

Target	100% of Peer Average	100%

Threshold	At least 70% of Peer Average*	50%

Below Threshold	Less than 70% of Peer Average	0%

*	With respect to Company TSR performance relative to the Peer Average that is less than 130% but more than 70%, the Achievement Percentage shall be determined by linear interpolation.
Except as set forth in subparagraph (c) below, any Available Units that do not become Earned Restricted Stock Units shall be forfeited and cancelled as of the corresponding Determination Date.
          (c) Acceleration on Certain Events. In the event of an Acceleration Event, provided that the Grantee has been in continuous Employment since the Grant Date, the remaining Target Restricted Stock Units (to the extent not previously forfeited or vested as Earned Restricted Stock Units) subject to this Award shall become Available Units irrespective of the time limitations set forth in subparagraph (a) above, and the Grantee’s Achievement Percentage with respect to any such Available Units shall be determined based on a Performance Goal of the Company’s TSR performance relative to the Peer Average from the period beginning on the Initial Date and ending on the date of the Acceleration Event and the corresponding Achievement Percentage specified in subparagraph (b) above. The Committee shall issue a Performance Certification (i) immediately before or within 60 days after an Acceleration Event that is due to death, Disability or a Section 409A Change in Control, and (ii) prior to the date of settlement in Section 8 hereof if the Acceleration Event is due to a “Termination” as defined in the Employment Agreement or is due to a Change in Control that is not a Section 409A Change in Control. The Grantee shall become vested, as of the date of the Acceleration Event, in a number of Earned Restricted Stock Units equal to the product of the number of Target Restricted Stock Units that become Available Units on the date of the Acceleration Event multiplied by the applicable Achievement Percentage, and the Grantee’s Earned Restricted Stock Units shall be paid in accordance with Section 8 hereof. Any Available Units that do not become Earned Restricted Stock Units shall be forfeited and cancelled as of the date of the Acceleration Event.
          (d) Retirement. If the Grantee’s termination of Employment occurs due to Retirement prior to the third anniversary of the Grant Date, the Target Restricted Stock Units will thereafter become payable to the same extent and at the same time as they would have become payable under subparagraphs (a) or (b) above, as if the Grantee had remained in continuous Employment since the Grant Date, or subparagraph (c) and Section 8(b) hereof in the event of death or a Section 409A Change in Control after Retirement; provided, however, that if the Grantee’s Retirement occurs before the first anniversary of the Grant Date, the Grantee’s Target Restricted Stock Units as of the date of the Grantee’s Retirement shall be pro-rated by a fraction, the numerator of which shall be the number of days of Grantee’s Employment during the period beginning on the Grant Date and ending on the first anniversary of the Grant Date and the denominator of which shall be the number of days in the period beginning on the Grant Date and ending on the first anniversary of the Grant Date, and the remaining Target Restricted Stock Units shall be forfeited.
          (e) Limitations Pursuant to Company Policy. Vesting of all or a portion of the Award pursuant to this Section 3 is subject to cancellation in accordance with the Recoupment Policy, and if so cancelled, the Grantee shall immediately forfeit the cancelled portion of the Award.
          4. Forfeiture of Award on or After Termination.
          Except as provided in Section 3, if the Grantee’s Employment terminates prior to the third anniversary of the Grant Date, other than as a result of an Acceleration Event or Retirement, all Target Restricted Stock Units that have not yet become Earned Restricted Stock Units shall be forfeited. If the Grantee’s Employment terminates for any reason other than Cause after the time the Grantee has vested in Earned Restricted Stock Units, any Earned Restricted Stock Units held by the Grantee as of the date of the Grantee’s termination of Employment shall be paid to the Grantee at the time specified in Section 8(a). If the Grantee’s Employment is terminated by the Company for Cause at any time prior to the date of payment of the Grantee’s Earned Restricted Stock Units, if any, the Grantee shall immediately forfeit any and all Target Restricted Stock Units and Earned Restricted Stock Units as of the date of such termination. Notwithstanding any provision of an Employment Agreement to the contrary, in the event of an Acceleration Event that is the result of a “Termination” as defined in the Employment Agreement, the Grantee shall forfeit any and all Earned Restricted Stock Units if at any time prior to the date of payment of such Earned Restricted Stock Units the Grantee fails to comply with the provisions of any restrictive covenants applicable to the Grantee pursuant to any agreement between the Grantee and the Company.
          5. Registration of Units.
          The Grantee’s right to receive any shares of Common Stock pursuant to this Award shall be evidenced by book entry (or by such other manner as the Committee may determine).
          6. Dividend Equivalent Rights.
          If any dividend is paid with respect to Common Stock while this Award is outstanding, the Grantee shall be entitled to receive an increase in the number of any Earned Restricted Stock Units and Target Restricted Stock Units held as of the date the dividend is paid, equal to (i) the value of the dividend, as determined by the Committee in its discretion, that would have been paid with respect to such Earned Restricted Stock Units and Target Restricted Stock Units, as applicable, had they been issued and outstanding shares of Common Stock on the date the dividend was paid, divided by (ii) the Fair Market Value of the Common Stock on the date the dividend is paid (or such other date as the Committee determines, in its discretion, appropriately reflects the Fair Market Value of the Common Stock immediately after giving effect to the dividend).
          7. Shareholder Rights.
          The Grantee shall have no rights of a shareholder with respect to shares of Common Stock subject to this Award unless and until such time as the Award has been settled by the transfer of shares of Common Stock to the Grantee.
          8. Settlement and Delivery of Shares.
          (a) Time of Normal Settlement. Except as provided in subparagraph (b) below, payment of the Grantee’s vested Earned Restricted Stock Units shall be made on March 15 of the calendar year in which occurs the third anniversary of the Grant Date.
          (b) Settlement After an Acceleration Event. Subject to Section 18, in the event of an Acceleration Event pursuant to Section 3(c), any Earned Restricted Stock Units shall be paid to the Grantee (or the Grantee’s executor or estate in the event of death) as soon as practicable, but not later than the date that is 70 days after the date of the Acceleration Event; provided, however, that if the Acceleration Event was due to a Change in Control that is not a Section 409A Change in Control, any Earned Restricted Stock Units shall be paid as provided in subparagraph (a) above. Notwithstanding the foregoing, this subparagraph (b) shall not apply to a payment due as a result of an Acceleration Event that is the result of a “Termination” as defined in the Employment Agreement (which payment shall be made at the time specified in subparagraph (a) above), except that this subparagraph (b) shall apply with respect to a payment as a result of an Acceleration Event that is the result of a Section 409A Change in Control or the Grantee’s death, either of which occurs after a “Termination” as defined in the Employment Agreement.
          (c) Form of Settlement. Settlement of this Award will be made by payment in shares of Common Stock.
          (d) Limitations on Settlement of Award. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
          9. Notices.
          Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Award shall be in writing and shall be:

          (a) by registered or certified United States mail, postage prepaid, to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057; or
          (b) by hand delivery or otherwise to Pride International, Inc., Attn: Corporate Secretary, 5847 San Felipe, Suite 3300, Houston, Texas 77057.
          Any notices provided for in this Agreement or in the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices delivered by the Company to the Grantee, five days after deposit in the United States mail, postage prepaid, addressed to the Grantee at the address specified at the end of this Agreement or at such other address as the Grantee hereafter designates by written notice to the Company.
          10. Assignment of Award.
          Except as otherwise permitted by the Committee, the Grantee’s rights under the Plan and this Agreement are personal; no assignment or transfer of the Grantee’s rights under and interest in this Award may be made by the Grantee other than by will or by the laws of descent and distribution.
          11. Withholding.
          At the time of the delivery of shares of Common Stock attributable to Earned Restricted Stock Units, the amount of all statutory federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the delivery of such shares of Common Stock attributable to such Restricted Stock Units shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Award. The Grantee may pay all or any portion of the taxes required to be withheld by the Company or paid by the Grantee in connection with all or any portion of this Award by delivering cash, or by electing to have the Company withhold shares of Common Stock that would have otherwise been delivered to Grantee, or by delivering previously owned shares of Common Stock, having a Fair Market Value equal to the amount required to be withheld or paid.
          12. Stock Certificates.
          Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 12 have been complied with.
          13. Successors and Assigns.
          This Agreement shall bind and inure to the benefit of and be enforceable by the Grantee, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Grantee may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted herein.
          14. No Fractional Shares.
          If any calculation with respect to this Award would result in a fractional amount, the number of shares of Common Stock or units representing shares of Common Stock shall be rounded to the nearest whole share or unit, as applicable.
          15. No Employment Guaranteed.
          No provision of this Agreement shall confer any right upon the Grantee to continued Employment.
          16. Governing Law.
          This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.
          17. Amendment.
          This Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Grantee.
          18. Section 409A Compliance.
          It is intended that the provisions of this Agreement satisfy the requirements of Section 409A of the Code and the accompanying U.S. Treasury Regulations and pronouncements thereunder, and that the Agreement be operated in a manner consistent with such requirements to the extent applicable.
          For purposes of Section 409A of the Code, (a) with respect to Earned Restricted Stock Units vesting on and prior to the second anniversary of the Grant Date, the time of payment in Section 8(a) hereof constitutes a specified date within the meaning of Section 1.409A-3(a)(4) of the Treasury Regulations, (b) with respect to Earned Restricted Stock Units vesting on the third anniversary of the Grant Date, the time of payment in Section 8(a) hereof is within the short-term deferral period described in Section 1.409A-1(b)(4) of the Treasury Regulations and (c) the time of payment in Section 8(b) hereof is within the 90-day period described in Section 1.409A-3(b) of the Treasury Regulations after a permissible payment event described in Section 1.409A-3(a)(1), Section 1.409A-3(a)(2), Section 1.409A-3(a)(3) or Section 1.409A-3(a)(5) of the Treasury Regulations, as applicable.
          If the Grantee is identified by the Company as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date on which the Grantee has a “separation from service” (other than due to death) within the meaning of Section 1.409A-1(h) of the Treasury Regulations, notwithstanding the provisions of Section 8 hereof, any transfer of shares payable on account of a separation from service that are deferred compensation shall take place on the earlier of (i) the first business day following the expiration of six months from the

Grantee’s separation from service, (ii) the date of the Grantee’s death, or (iii) such earlier date as complies with the requirements of Section 409A of the Code.